Exhibit 10.1

TRANSITION, SEPARATION, AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation, and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Aveo Pharmaceuticals, Inc. (the “Company”) and Michael N. Needle, M.D. (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to the Severance and Change in Control Agreement dated as of January 9, 2015 (the “Severance Agreement”);

WHEREAS, Executive currently serves as the Company’s Chief Medical Officer;

WHEREAS, Executive desires to retire from the Company and the Parties desire to establish mutually agreed upon terms for Executive’s transition and separation from employment with and service as an officer of the Company; and

WHEREAS, the Parties agree that the payments, benefits and rights set forth in this Agreement shall be the exclusive payments, benefits and rights due to Executive, and the Parties acknowledge and agree that Executive is not and shall not be eligible to receive any further or additional payments or benefits, including, without limitation, pursuant to the Severance Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Resignation from Positions; Separation Date; Transition Period –

(a) Executive’s effective date of separation from employment with the Company will be November 19, 2021 (the “Separation Date”). Executive hereby resigns, as of the Separation Date, from his position as Chief Medical Officer of the Company and from any and all other positions he holds as an officer or employee of the Company and, as may be applicable, its subsidiaries, and further agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, as requested by the Company.

(b) The period between the date Executive signs this Agreement (the “Agreement Effective Date”) and the Separation Date will be a transition period (the “Transition Period”), during which Executive will perform such transition duties as may be requested by and at the direction of the Company (the “Transition Duties”). Executive will use his best efforts to professionally, timely, and cooperatively perform such Transition Duties, and understands that his doing so is a condition of his eligibility for the Separation Benefits (as defined below). During the Transition Period, Executive will continue to receive his current base salary and to participate in the Company’s benefit plans to the extent he remains eligible (and pursuant to the terms and conditions of such plans).

(c) Upon the Separation Date, Executive shall be paid, in accordance with the Company’s regular payroll practices, all unpaid base salary earned through the Separation Date, including any amounts for accrued but unused vacation time to which Executive is entitled through such date in accordance with Company policy, and reimbursement of any properly incurred unreimbursed business expenses incurred through the Separation Date (together, the “Accrued Obligations”). As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise specifically set forth in this Agreement. Notwithstanding the foregoing, and for the avoidance of doubt, the Company retains the right to terminate Executive’s employment prior to the Separation Date for Cause (as defined in Section 1.1 of the Severance Agreement, except that, for purposes of this Agreement, references in such definition to “the Agreement” shall be construed as referencing this Agreement). In the event of Executive’s termination for Cause prior to the Separation Date, Executive will receive only the Accrued Obligations, and will not be eligible for or entitled to the Separation Benefits or any other payments or benefits following such termination.

2.

Separation Benefits – Provided Executive (i) signs and returns this Agreement on or before September 1, 2021, (ii) signs and returns the Additional Release of Claims attached hereto as Attachment A (the “Additional Release”) on, but not before, the Separation Date and does not revoke the Additional Release during the Revocation Period (as defined below), and (c) abides by all of his obligations hereunder, the Company will provide Executive with the following separation benefits (the “Separation Benefits”):

a.

Severance Pay – Commencing in the Company’s first regularly scheduled payroll cycle that follows the Additional Release Effective Date (as defined below) and continuing until twelve (12) months thereafter, (the “Severance Period”), Executive will receive severance pay in the form of salary continuation payments made at his base salary rate as of the Separation Date, less all applicable taxes and withholdings, and paid in accordance with the Company’s regular payroll practices.

b.

COBRA Contribution – Should Executive be eligible for and timely elect to continue receiving group health and/or dental insurance coverage under the law known as COBRA, the Company shall, commencing on the Additional Release Effective Date, and continuing until the earlier of (x) the date on which the Severance Period expires, or (y) the end of the calendar month in which Executive becomes eligible to receive group health insurance coverage under another employer’s benefit plan (as applicable, the “COBRA Contribution Period”), pay on Executive’s behalf the amount of the premiums for such coverage that the Company pays on behalf of active and similarly situated employees with the same type of coverage. The balance of such premiums during the COBRA Contribution Period, and all premium costs after the COBRA Contribution Period, shall be paid by Executive on a monthly basis during the elected period of insurance coverage under COBRA for as long as, and to the extent that, he remains eligible for and elects to remain enrolled in COBRA continuation coverage. Executive agrees that, should he become eligible for health and/or dental insurance coverage under another employer’s benefit plan prior to the date on which the Severance Period expires, he will so inform the Company in writing within five (5) business days of becoming eligible.

c.

Extension of Exercise Period. Effective as of the Additional Release Effective Date, any outstanding and vested options to acquire shares of Company common stock held by Executive as of the Separation Date shall remain exercisable for a period of twelve (12)

months following the Separation Date, and otherwise remain subject to the terms of the applicable stock option agreement and the plan under which each such option was granted. For the avoidance of doubt, as of the Additional Release Effective Date, the vested portion of each option shall be treated as a nonqualified stock option for tax purposes even if that option was intended to be an incentive stock option. The portion of each option other than the vested portion of each option shall be cancelled and terminated as of the Separation Date and shall be of no further force or effect following the Separation Date.

d.

2021 Bonus. Notwithstanding the Company’s requirement that an employee must remain employed at the time of payout to be eligible to receive an annual bonus, the Company will pay Executive one hundred eighty seven thousand six hundred seventy three dollars and twenty cents ($187,069.20), less applicable taxes and withholdings, representing 100% of the target bonus for which Executive would have been eligible had he remained employed with the Company on the date that bonuses related to 2021 are paid to active and similarly situated employees. This payment will be made in a single lump sum in the first regularly scheduled payroll cycle that follows the Additional Release Effective Date.

Other than the Separation Benefits and Accrued Obligations, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date. Executive acknowledges that he will not be eligible to receive the Separation Benefits if he fails to timely enter into this Agreement or the Additional Release, or if he timely revokes the Additional Release or fails to abide by his obligations hereunder.

It is intended that each installment of the separation payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

3.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as

amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Severance Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding); or (ii) be construed in any way to release the Company from any obligation it may have pursuant to any applicable agreement or applicable law to indemnify Executive from any third party action brought against Executive based on his employment with the Company, or to reduce or eliminate any coverage Executive may have under the Company’s director and officer liability policy, if any.

4.

Continuing Obligations – Executive acknowledges and reaffirms his continuing obligations pursuant to the Invention and Non-Disclosure Agreement he executed in connection with his employment, which obligations survive his separation from employment and remain in full force and effect. Executive further acknowledges and reaffirms his continuing obligations to refrain from the Restricted Activities set forth in Section 4 of the Severance Agreement (i.e., his obligations with respect to non-competition, non-solicitation, and non-disparagement), which Section 4 and the obligations therein remain in full force and effect.

5.

Non-Disparagement – Executive understands and agrees that, except as otherwise permitted by Section 8 below, and in addition to his non-disparagement obligation set forth in Section 4 of the Severance Agreement, he will not at any time, in public or private, make any false, disparaging, negative, critical, adverse, derogatory or defamatory statements, whether orally or in writing, including online (including, without limitation, on any social media, networking, or employer review site) or otherwise, to any person or entity, including, but not limited to, any media outlet, industry group, key opinion leader, financial institution, research analyst or current or former employee, board member, consultant, shareholder, client or customer of the Company, regarding the Company, or any of the other Released Parties, or regarding the Company’s business, operations, products, programs, affairs, performance, personnel, technology, science, intellectual property, plans, strategies, approaches, prospects, financial condition or development related matters. For the avoidance of doubt, the foregoing shall not prevent Executive from stating or repeating factual information with respect to the Company or its assets which is otherwise publicly available.

6.

Return of Company Property – Executive agrees that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, he will, no later than the Separation Date (or at such earlier time as may be requested by the Company), return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all, and will not otherwise not destroy, delete, or make inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. Executive further agrees that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, he will not (a) retain any copies in any form or media; (b) maintain access to any copies in any form, media, or location; (c) store any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) send, give, or make accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further agrees that, except as he may be specifically instructed otherwise by the Company’s Chief Executive Officer, he will, no later than the Separation Date (or at such earlier time as may be requested by the Company) cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

7.

Confidentiality – Executive understands and agrees that, except as otherwise permitted by Section 8 below or agreed to in writing by the Company, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed by Executive or his agents and representatives.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement or elsewhere prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.	Cooperation – Executive agrees that, to the extent permitted by law, he shall cooperate fully with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration. Executive’s full cooperation hereunder shall include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. The Company will reimburse Executive for all reasonable and documented travel expenses that he incurs at the Company’s request to comply with this paragraph. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.

10.

Amendment and Waiver – This Agreement and the Additional Release, upon their respective effective dates, shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement and the Additional Release are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors/administrators/personal representatives, and successors. No delay or omission by the Company in exercising any right under this Agreement or the Additional Release shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.

Validity – Should any provision of this Agreement or the Additional Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement or the Additional Release.

12.

Nature of Agreement – Both Parties understand and agree that this Agreement is a transition and separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.

Time for Consideration and Revocation; Acknowledgements – Executive acknowledges that he was initially presented with this Agreement on August 25, 2021 (the “Receipt Date”). Executive further acknowledges that he has been given a reasonable amount of time following the Receipt Date to consider this Agreement, that he was given at least twenty-one (21) days following the Receipt Date to consider the Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the Additional Release. Executive understands that he may revoke the Additional Release for a period of seven (7) days after he signs it (the “Revocation Period”) by notifying the Company in writing. Executive further understands that the Additional Release shall be of no force or effect unless he signs and returns it on, but not before, the Separation Date and does not revoke it during the Revocation Period by notifying the Company in writing (the day immediately following the expiration of such Revocation Period without a revocation, the “Additional Release Effective

Date”). Executive further acknowledges and agrees that any changes made to this Agreement or the Additional Release following his initial receipt of this Agreement on the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the twenty-one (21) day consideration period. Executive understands and agrees that by entering into the Additional Release he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he will have received consideration beyond that to which he was previously entitled.

14.

Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and that he has had the opportunity to be represented by counsel of his own choosing. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.

Governing Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Each of the Company and Executive hereby irrevocably submits to and acknowledges and recognizes the exclusive jurisdiction and venue of the courts of the Commonwealth of Massachusetts, or if appropriate, the United States District Court for the District of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof. Each of the Company and Executive waives any objection to laying venue in any such action or proceeding in such courts, waives any objection that such courts are an inconvenient forum or do not have jurisdiction over either party, and agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with the terms of this Agreement.

16.

Entire Agreement – This Agreement, including the Additional Release, contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s transition and separation from the Company, separation benefits, and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Severance Agreement (other than Section 4 thereof, which remains in full force and effect).

17.

Tax Acknowledgement – In connection with the Separation Benefits to be provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes owed by him with respect to such Separation Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Separation Benefits set forth in this Agreement. Executive further acknowledges and agrees that the Company is not making any representations or warranties to him and shall have no liability to him or any other person if any provisions of or payments and benefits provided under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy an exemption from, or the conditions of, that section.

18.

Counterparts – This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

AVEO PHARMACEUTICALS, INC.

By:	/s/ Michael P. Bailey	Date: 8/27/2021
Name:	Michael P. Bailey
Title:	President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above. I have been given a reasonable amount of time to consider this Agreement and I have chosen to execute this on the date below. I understand that my eligibility to receive the Separation Benefits is contingent upon my timely execution, return, and non-revocation of the Additional Release, and that I have been given at least twenty-one (21) days to consider such Additional Release, and will have seven (7) days in which to revoke my acceptance after I sign such Additional Release.

Michael M. Needle, M.D.

/s/ Michael M. Needle, M.D.	Date: 8/27/2021

ATTACHMENT A

ADDITIONAL RELEASE OF CLAIMS

This Additional Release of Claims (this “Additional Release”) is made as of the date set forth opposite Michael N. Needle, M.D.’s (“Executive”) signature below. Capitalized terms used but not defined herein have the meanings set forth in the Transition, Separation, and Release of Claims Agreement (the “Separation Agreement”) to which this Additional Release is attached as Attachment A.

WHEREAS, Executive’s Separation Date has occurred on the execution date of this Additional Release; and

WHEREAS, Executive is entering into this Additional Release in accordance with the terms and conditions set forth in Section 2 of the Separation Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained in the Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees as follows:

1.    Release – In exchange for the consideration set forth in the Separation Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Severance Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that this release of claims shall not (i) prevent Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding); or (ii) be construed in any way to release the Company from any obligation it may have pursuant to any applicable agreement or applicable law to indemnify Executive from any third party action brought against Executive based on his employment with the Company, or to reduce or eliminate any coverage Executive may have under the Company’s director and officer liability policy, if any.

2.    Return of Company Property – Executive confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company-owned property in his possession or control, and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment. Executive further confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or not known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further confirms that, except as he has been specifically instructed otherwise by the Company’s Chief Executive Officer, he has canceled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

3.    Business Expenses; Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that, other than the Separation Benefits, he is not eligible or entitled to receive any additional payments or consideration from the Company.

4.    Acknowledgments – Executive acknowledges that, in order to receive the Separation Benefits, he must sign and return this Additional Release on, but not before, the Separation Date, and not revoke it. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Additional Release. Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.    Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

For the avoidance of doubt, this Additional Release supplements, and in no way limits, the Separation Agreement.

I hereby provide this Additional Release as of the current date. I intend that this Additional Release will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Michael N. Needle, M.D.	Date: